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              AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION
                             AGREEMENT - BOWLDS

     THIS AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT
- BOWLDS (the "Agreement") is made and entered into this 26th day of June, 1999, by and between RICHARD E. BOWLDS ("Employee"), and THERMOVIEW INDUSTRIES, INC., a Delaware corporation (the "Company").

                            PRELIMINARY STATEMENTS

     WHEREAS the Company and Employee entered into that certain Employment and Noncompetition Agreement - Bowlds, dated as of January 19, 1998 among the Employee and Thermo-Tilt Window Company, a Delaware corporation and a wholly owned subsidiary of the Company, ("TTWC Agreement") and that certain Employment and Noncompetition Agreement - Bowlds dated April 15, 1998 among the employee and ThermoView Industries, Inc., a Delaware corporation (the "Employment Agreement"), whereby Employee, among other things agreed to serve as Chief Operating Officer of the Company; and

     WHEREAS both the Company and Employee desire to amend the Employment Agreement whereby (i) the TTWC Agreement dated January 19, 1998 among the Employee and Thermo-Tilt Window Company and that certain Employment and Noncompetition Agreement - Bowlds dated April 15, 1998 among the employee and ThermoView Industries, Inc. will be cancelled in their entirety, and (ii) the Employee and the Company desire to enter into an agreement whereby Employee will serve as Vice Chairman of the Board of Directors and Executive Vice President - Acquisitions of the Company in accordance with the terms of this Agreement.

     NOW THEREFORE, in consideration of the premises and mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1.  EMPLOYMENT.

     Subject to the terms hereof, Company hereby agrees to employ Employee, and Employee hereby accepts such employment as Vice Chairman of the Board of Directors and Executive Vice President - Acquisitions of the Company. As Vice Chairman of the Board of Directors and Executive Vice President - Acquisitions, Employee shall devote his best efforts and such business time as may be necessary or appropriate on behalf of the Company:


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          (i)   To investigate potential acquisitions, negotiate terms of
          acquisition and implement the acquisition strategy of the business of the Company subject to the direction of the Board of Directors.

          (ii) To assist the Company in evaluating potential corporate opportunities, including merger and acquisition structuring, negotiation and closing services.

          (iii) To provide the Company with a variety of general business analyses, marketing and management services.

          (iv) To conduct such other duties as the Board of Directors may prescribe from time to time.

     SECTION 2.  TERM.

     2.1 The term of Employee's employment hereunder shall be from April 15, 1998 through and including January 19, 2000 (the "Term"), unless terminated prior thereto upon the occurrence of any of the following:

          (i) The death or total disability of Employee. As used herein, "total disability" means any physical or mental condition rendering the Employee unable, for a total of six (6) months during any twelve month period, to perform the duties and bear the responsibilities incident to the position referred to in Section 1 hereof as determined by a physician acceptable to Employee and Company; or

          (ii) Company's termination of Employee's employment hereunder, upon prior written notice to Employee, for "good cause." For the purposes of this Agreement, "good cause" for termination of Employee's employment shall exist only if (a) Employee is convicted of, pleads guilty to, or confesses to any act of fraud, misappropriation or embezzlement or to any felony,
(b) Employee has engaged in a dishonest or disloyal act resulting in material damage or prejudice to the Company, (c) Employee has engaged in conduct or activities materially damaging or prejudicial to the property, business or reputation of the Company, or (d) Employee otherwise fails to comply with the material terms of this Agreement; or

          (iii) By the Employee at any time during the Term.

     2.2 If Employee's employment herein is terminated prior to the end of the Term by the Company for "good cause" pursuant to Section 2.1(ii) or by Employee pursuant to Section 2.1(iii), Employee's compensation shall be terminated in accordance with Section


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3.2 below.

     SECTION 3.  COMPENSATION.

     3.1 COMPENSATION. Employee agrees that as compensation under this Agreement, Employee shall receive:

          (i) An annual salary of $145,000 to be reviewed annually for escalation;

          (ii) Health insurance coverage, life insurance coverage and disability insurance coverage commensurate with the level of coverage provided to other senior officers of the Company as of the effective date of this Agreement;

          (iii) An automobile allowance of $750 monthly; and

          (iv) Other fringe benefits, perquisites, bonuses or compensation that the Board of Directors may from time to time prescribe.

     3.2 TERMINATION OF COMPENSATION. In the event Employee's employment is terminated by the Company for "good cause" pursuant to Section 2.1(ii) or by Employee pursuant to Section 2.1(iii), any and all unearned compensation as of the termination date provided pursuant to Section 3.1 shall immediately terminate subject to applicable law. Such compensation provided for under
Section 3.1 which has been earned by Employee as of the termination date but not paid by the Company as of the termination date shall be paid by the Company within a reasonable time after the termination date. In the event Employee's employment is otherwise terminated by the Company, Employee shall receive the compensation provided for under Sections 3.1 for the remainder of the Term.

     SECTION 4.  CONFIDENTIAL INFORMATION AND NONCOMPETITION COVENANT.

     4.1 CONFIDENTIAL INFORMATION AND TRADE SECRETS. Employee hereby agrees that he shall hold in confidence all customer lists, supplier lists, price lists, financial information, operating manual and forms, plans, notes, computer programs, systems and software (including, without limitation, documentation and related source and object codes), and all other knowledge or information of a confidential or proprietary nature with respect to the business of the Company (the "Proprietary Information"), and Employee will not disclose, publish or make use of such knowledge or information during his employment hereunder, except for purposes of his employment hereunder or as required by law, or upon expiration of the Term or early termination pursuant to Section 2.1. Upon the expiration of the Term or early termination pursuant to Section 2.1, Employee shall return and deliver forthwith to the Company any and all Proprietary Information, including all


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copies thereof and shall not retain or remove any secret or confidential information of any type or description without the express written consent of the Company. Employees duty of confidentiality shall survive the termination of this Agreement for any reason.

     4.2 NONCOMPETITION. The Company and its wholly-owned subsidiaries are engaged in the business of designing, selling and installing state of the art custom vinyl new and replacement thermal paned windows for the existing home market in the following geographic areas: Arizona, Arkansas, California, Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, Tennessee, Wisconsin, and Wyoming. The Company's principal operation and office is located at 1101 Herr Lane, Louisville, Kentucky (the "Business Address"). The geographic area within a 100-mile radius of (i) the Business Address and (ii) all other address of the Company or its subsidiaries existing at the time of Employee's termination shall hereinafter be referred to as the "Territory." Employee acknowledges that the goodwill of the Company and its subsidiaries and marketing and support of services and products of the Company and its subsidiaries extends throughout the Territory. In consideration of the rights granted to Employee hereunder, Employee hereby agrees that for the period commencing on the date hereof and ending AT THE LATER OF (i) two (2) years from the date hereof or (ii) one (1) year after Employee ceases to be employed by the Company (the "Noncompete Period"), Employee shall not (without the prior written consent of the Company), in any manner, directly or indirectly,

          (i) engage in, have any equity or profit interest in, make any loan to or for the benefit of, guaranty the repayment of any funds by, or render services of any executive, advertising, marketing, sales, administrative, supervisory, engineering, computer program or system development, maintenance, manufacturing or consulting nature to any business conducting operations in the Territory which are competitive with the business activities being directly engaged in by the Company and its subsidiaries as of the date on which Employee's employment is terminated; or

          (ii) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer of the Company and its subsidiaries (including current customers and those which become customers during the term of the Employment Agreement) for the purpose of providing services competitive with the Business; or

          (iii) solicit to employ, on his own behalf or on behalf of any other person, firm or corporation, any person who was employed during the Term or any extended Term hereof and who has not thereafter ceased to be employed by the Company and its subsidiaries for a period of at least one year.

     Notwithstanding anything contained herein to the contrary, Employee shall not be prohibited from owning, directly or indirectly, up to 5% of the outstanding equity interest


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of any company, which is in competition with the Company, its subsidiaries or a Related Company and the stock of which is publicly traded.

     4.3 SEVERABILITY. If a judicial determination is made that any of the provisions of this Section 4 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory or any prohibited business activity from the coverage of this
Section 4, and to reduce the duration of the Noncompete Period and to apply the provisions of this Section 4 to the remaining portion of the Territory or the remaining business activities not to be severed by such judicial authority and to the duration of the Noncompete Period as reduced by judicial determination.

     4.4 INJUNCTIVE RELIEF. Employee hereby agrees that any breach or threatened breach by Employee of Sections 4.1 or 4.2 of this Agreement will irreparably injure the Company and that any remedy at law for any breach or threatened breach by Employee of the provisions contained in Sections 4.1 and
4.2 hereof shall be inadequate, and that the Company shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement or at law or in equity. Employee further agrees that the grant of such injunctive relief and the enforcement of the terms of this Agreement shall not deprive him of his ability to earn a living.

     SECTION 5.  MISCELLANEOUS.

     5.1 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon Employee and his executor, administrator, heirs, personal representative and assigns, and Company and its successors and assigns; provided, however, that Employee shall not be entitled to assign or delegate any of his rights or obligations hereunder, other than the Employment Stock Options, without the prior written consent of Company.

     5.2 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the Commonwealth of Kentucky, without regard to conflicts of laws principles.

     5.3 HEADINGS. The section and paragraph heading contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5.4 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth


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below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by recognized overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.

          If to the Company:

               ThermoView Industries, Inc.
               1101 Herr Lane
               Louisville, Kentucky  40222
               Attn: Stephen A. Hoffmann

          With a copy to:

               Stites & Harbison
               400 West Market Street, Suite 1800
               Louisville, KY 40202
               Attn: Alex P. Herrington, Jr., Esq. (Mike)

          If to the Employee:

               Richard E. Bowlds
               4249 Lake Forest Dr.
               Owensboro, Kentucky 42303


All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent.

     Any party to this Agreement may change his or its address upon written notice delivered pursuant to this Section.

     5.6 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.


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     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement and the Employee has executed this Agreement as of the date first above written.

                         EMPLOYEE:      /s/ Richard E. Bowlds
                                       ---------------------------------------
                                       Richard E. Bowlds


                          COMPANY:     THERMOVIEW INDUSTRIES, INC.


                                       By:      /s/ Nelson E. Clemmens
                                               -------------------------------
                                               Nelson E. Clemmens
                                       Title:  President








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